EXHIBIT 5.1

December 9, 2022

Leafly Holdings, Inc. 113 Cherry Street PMB 88154 Seattle, Washington 98104-2205

Re: Post-Effective Amendment to Registration Statement on Form S-8 of Shares of Common Stock, par value $0.0001 per share, of Leafly Holdings, Inc.
Ladies and Gentlemen:
We have acted as counsel to Leafly Holdings, Inc. (“Leafly”) in connection with the preparation of a Post-Effective Amendment to Registration Statement on Form S-8 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Leafly is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 276,180 shares of Common Stock, par value $0.0001 per share, that may be issued upon the vesting of awards (the “Award Shares”) granted under the Leafly Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), relating to the sales, if any, of the Award Shares by the selling stockholders referenced therein (the “Selling Stockholders”).
We have examined the Registration Statement and such documents and records of Leafly as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that the Award Shares, upon the registration by Leafly’s registrar of such shares in accordance with the terms of the 2021 Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP